Exhibit 99.1
Emulex Corporation
Corporate Governance Guidelines
The following guidelines concern the corporate governance of Emulex Corporation, including its Board of Directors and committees of the Board. These guidelines are to be applied in a manner consistent with applicable laws, regulations, New York Stock Exchange rules, the Emulex Certificate of Incorporation and Bylaws.
Director Qualifications and Responsibilities
1.	The board shall have a majority of independent directors, using the independence criteria set by Section 301 of the Sarbanes-Oxley Act of 2002.

2.	No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with Emulex (either directly or as a partner, shareholder or officer of an organization that has a relationship with Emulex). No director who is a former employee of Emulex can be “independent” until five years after the employment has ended. No director who is, or in the last five years has been, affiliated with or employed by a (present or former) auditor of Emulex (or an affiliate) can be “independent” until five years after the end of either the affiliation or the auditing relationship. No director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of Emulex serves on the compensation committee of another company that employs that director. Directors with immediate family members in the categories of this paragraph must likewise be subject to the five year “cooling-off” provisions for purposes of determining “independence.”

3.	Directors may serve on the boards of up to four other publicly traded companies, provided that no conflict of interest is created by such service.

4.	Directors shall serve for a tenure as determined by the procedure for election of directors specified by the Emulex Bylaws, and the nominations for directors determined by the Nominating/Corporate Governance Committee or Board. Following each five years of tenure by a director, the Nominating/Corporate Governance Committee or Board shall review with that director the prior five years, and the abilities and interest of the director and benefits to Emulex in continued service by that director.

5.	Director retirement shall occur at the end of the term during which the director reaches the age of 75, unless the Nominating/Corporate Governance Committee or Board affirmatively determines to nominate an individual older than 75 to be elected or re-elected as a director.

6.	Director succession shall be determined by the Nominating/Corporate Governance Committee or Board, including the removal of a director, and the replacement of a director in the case of resignation, removal, death or disability.

7.	Directors are responsible to regularly attend Board and Board committee meetings, to review materials submitted in advance of such meetings, and to fulfill the obligations of directors specified by laws, regulations, New York Stock Exchange rules, the Emulex Certificate of Incorporation, Bylaws, and charters of the Board committees to which the directors have been appointed.

8.	Directors should own, or acquire within three years after the later of first becoming a director or the initial adoption of this guideline, shares of Emulex common stock, including shares of restricted stock, with a value of three times his or her annualized retainer (the quarterly retainer multiplied by four), excluding any out of pocket expenses reimbursed, and any additional retainers paid to committee chairs.

9.	Any management director shall submit her or his offer of resignation from the Board upon termination as an officer of, or termination of employment with Emulex. Any non-management director shall submit her or his offer of resignation from the Board upon any change of principal occupation, change of business association or change of employer. The Board shall have the discretion to accept or reject the offer of resignation of a director.

10.	Prior to accepting an invitation to serve on the board of another company, any director shall notify the CEO and Chair of the Nominating/Corporate Governance Committee in writing of such invitation, and shall consult with the CEO and Chair of the Nominating/Corporate Governance Committee about the continued appropriateness of the director’s Board and committee assignments and the impact that accepting such invitation would have on Emulex. If such invitation is disapproved by the CEO or the Board, the director shall submit her or his offer of resignation from the Board before accepting such invitation.

11.	Directors are responsible to access the Emulex management, and to hire and access independent counsel and other advisers, as necessary and appropriate.

Responsibility of Board Committees

12.	The responsibilities of the committees of the Board are stated in the charters of the committees as approved by the Board, and such responsibilities may be reduced or expanded by the Board.

13.	The Executive Session Committee shall consist of all non-management Directors, shall meet at least four times annually without Emulex management participation in order to foster better communication among non-management directors, shall be responsible for reviewing the Board and Board committee relationship to the Emulex management and interaction with the Emulex management, and shall report when appropriate to the Board. The Board may elect a lead director to convene the non-management directors. The name of the lead director, if any, shall be included in the Emulex proxy filing.

Director Compensation

14.	The form and amount of director compensation shall be set by the Board, in consideration of customary and competitive compensation for directors, and may set different compensation for directors appointed to Board committees or given designated responsibilities; all in accordance with the Emulex Certificate of Incorporation, Emulex Bylaws, New York Stock Exchange rules, and applicable laws and regulations.

15.	The Board shall review in advance any substantial charitable contribution made by Emulex to organizations to which any director is affiliated, and any consulting contract with (or the provision of other indirect form of compensation to) any director.

16.	Director’s compensation is the only compensation an independent director may receive from Emulex. Director orientation and continuing education

17.	The board should provide orientation information to newly elected directors, and continuing education information to all directors concerning the responsibilities, obligation and roles of the directors and the board.

Management succession

18.	The board elects the executive officers, including the Chief Executive Officer, in accordance with the procedures set in the Emulex Certificate of Incorporation and the Emulex Bylaws, and applicable laws and regulations; including the succession after resignation, retirement, removal, death or incapacity; and including the election of temporary or interim executive officers in the event of emergency or other extraordinary circumstances.

Annual performance evaluation of the board

19.	The board should conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively.

CERTIFICATE OF SECRETARY
     The undersigned, Secretary of Emulex Corporation, a Delaware corporation, hereby certifies that the foregoing is a full, true and correct copy of the Governance Guidelines of said corporation, with all amendments to date of this Certificate.
     WITNESS the signature of the undersigned this 23rd day of August, 2007.

Michael J. Rockenbach, Secretary

4